Exhibit 5.1

May 10, 2018
The Hershey Company
100 Crystal A Drive
Hershey, Pennsylvania 17033
Ladies and Gentlemen:
We have acted as counsel to The Hershey Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-205269) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of (i) $350,000,000 aggregate principal amount of 2.900% Notes due 2020 (the “2020 Notes”), (ii) $350,000,000 aggregate principal amount of 3.100% Notes due 2021 (the “2021 Notes”) and (iii) $500,000,000 aggregate principal amount of 3.375% Notes due 2023 (together with the 2020 Notes and the 2021 Notes, the “Notes”). The Notes were offered and sold pursuant to the Prospectus, dated June 26, 2015, as supplemented by the Prospectus Supplement, dated May 3, 2018 (together, the “Prospectus”), filed by the Company with the Commission pursuant to Rule 424(b)(3) under the Securities Act, and an Underwriting Agreement dated May 3, 2018 (the “Underwriting Agreement”) between the Company and the several underwriters named therein.
The Notes have been issued under an indenture dated as of May 14, 2009 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).
We have examined the Registration Statement, the Prospectus and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement, and the global notes representing the Notes. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material

The Hershey Company	May 10, 2018

to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Notes constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of the waiver of rights and defenses contained in Section 5.13 of the Indenture.
We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

The Hershey Company	May 10, 2018

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K filed by the Company in respect of the offering of the Notes and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.
Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP